STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
S.Y. Bancorp, Inc. and Subsidiaries


                              For the Three Months         For the Six Months
                                  Ended June 30               Ended June 30
                             1997           1996         1997            1996

PRIMARY

Average shares
  outstanding           3,275,257      3,267,772      3,274,143     3,264,252
Effect of assumed conversion
  of stock options under
  treasury stock method   122,249         96,586        116,532        94,300
                        3,397,506      3,364,358      3,390,675     3,358,552


Net income             $1,721,000     $1,336,000     $3,204,000    $2,408,000
Per share              $      .51     $      .40     $      .94     $     .72

FULLY DILUTED

Average shares
  outstanding           3,275,257      3,267,772      3,274,143     3,264,252
Effect of assumed conversion
  of stock options under
  treasury stock method   124,542        100,762        121,252       103,726
                        3,399,799      3,368,534      3,395,395     3,367,978
Net income             $1,721,000     $1,336,000     $3,204,000    $2,408,000

Per share              $      .51     $      .40     $      .94    $      .72

All share and per share information has been restated to reflect the 2-for-1 stock split which occurred in the third quarter of 1996.